Exhibit 99

Zynex Announces New and Expanded Credit Agreement and Preliminary Fiscal Year 2009 Net Cash Balance

March 22, 2010

Zynex, Inc. (OTCBB: ZYXI), a provider of pain management systems and electrotherapy products for medical patients with functional disability, announces that Zynex, Inc. and its subsidiary, Zynex Medical, have entered into a new 3-year revolving credit facility of up to $3.5 million  with CapitalSource Bank, a California industrial bank, and have retired its prior credit agreement with Marquette Healthcare Finance.  The new credit agreement with CapitalSource will provide a long-term facility for Zynex’s plans of continued growth.  Zynex has not drawn any funds from the CapitalSource credit facility at this time.  Zynex will file a Form 8-K Report with additional information on this new credit facility.

As previously stated, Zynex ended 2009 with no indebtedness under its prior credit facility with Marquette Healthcare Finance. Zynex is pleased to further report preliminarily a net cash balance as of December 31, 2009 of $862,000. Management views the cash generated during the third and fourth quarters of 2009 as particularly impressive because the cash balance at year-end is after the payment of a 2007 tax liability as well as the retirement of the Anthem Wellpoint settlement; both of which, were paid off completely in 2009. Zynex is in the process of completing 2009 audited financials.

Thomas Sandgaard, CEO of Zynex comments: “The credit agreement with CapitalSource will give Zynex increased strategic flexibility.  We are very proud to announce that Zynex had $862,000 in net cash at the end of the year even after paying off the entire Marquette Healthcare Credit facility and before utilizing any of the new facility with Capital Source. The recent move to our new headquarters as well as the addition of this new credit facility improves Zynex’ ability to take advantage of strategic opportunities as they may arise while also representing a funding source to run our existing business for the benefit of our shareholders”.

About Zynex
Zynex, Inc. (founded in 1996) engineers, manufactures, markets and sells its own design of electrotherapy medical devices in two distinct markets: standard digital electrotherapy products for pain relief and pain management; and the NeuroMove(TM) for stroke and spinal cord injury (SCI) rehabilitation. Zynex's product lines are fully developed, FDA-cleared, commercially sold, an have been developed to uphold the Company's mission of improving the quality of life for patients suffering from impaired mobility due to stroke, spinal cord injury, or debilitating and chronic pain.

Safe Harbor Statement
Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, acceptance of our products by hospitals and clinicians, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our 10-K Report for the year ended December 31, 2008 and subsequent 10-Q reports.

Contact: Thomas Sandgaard, CEO or Taj Bayless, Director of Investor Relations and Business Development. (303) 703-4906, www.zynexmed.com